SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	Stephen R. Brown President & CEO (914) 771-3212

HUDSON VALLEY HOLDING CORP. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2012

– C&I Loan Balances Grow 15 percent –
– Bank Continues to Grow Core Deposits and Lower Funding Costs –

– Operational Efficiency Drives 5 percent Reduction in Expenses,
Even While Strategic Hiring and Investments in Technology Continue –

– Board Declares Dividend of $0.18 for the Fourth Quarter of 2012 –

YONKERS, N.Y. – October 24, 2012 – Hudson Valley Holding Corp. (NYSE: HVB) today reported sustained profitability in the third quarter ended September 30, 2012, as the bank continued to grow commercial loan balances, reduce funding costs and contain operational expenses.

The parent company of Hudson Valley Bank earned net income of $3.1 million, or $0.16 per diluted share, for the third quarter of 2012, compared to $5.0 million, or $0.25 per diluted share during the second quarter of 2012 and $8.5 million, or $0.43 per share, during the third quarter of 2011. All earnings per share data reported today reflect additional shares outstanding as a result of Hudson Valley’s 10 percent stock dividend issued in December 2011.

“Knowing that Hudson Valley Bank’s proven focus on small- and middle-market commercial customers is capable of delivering so much more, we’re certainly not satisfied with the bottom line, even as we’re pleased to report a profitable third quarter,” President and Chief Executive Officer Stephen R. Brown said. “We continue to acquire low-cost core deposits, profitable new lending relationships and experienced banking talent. All the while, we continue to position the company to take full advantage of opportunities to fully deploy our excess liquidity in the quarters ahead, as we work to diversify our loan portfolio and product offering for businesses and their principals in metro New York.”

Third quarter profitability was dampened by a credit impairment charge on one loan relationship in addition to the continued impact of the bank’s excess cash position. Cash totaled $843.9 million at September 30, 2012, up 27.2 percent from June 30, 2012 and nearly tripled from $290.6 million at September 30, 2011. The position has accumulated as a result of the company’s successful first quarter 2012 loan sales, along with continued cash flows generated by the bank’s loan and securities portfolios.

Excess cash lowered the yield on interest-earning assets to 3.90 percent in the third quarter of 2012 from 4.26 percent in the linked quarter and 4.93 percent in the third quarter of 2011. As a result, Hudson Valley’s net interest margin was 3.60 percent in the third quarter of 2012, compared to 3.93 percent in the second quarter of 2012 and 4.47 percent in the third quarter of 2011.

Lower yield and margin were partially offset by continued improvement in deposit funding costs. During the third quarter of 2012, the company’s historically low average cost of deposits fell still further to 0.22 percent, one basis point lower than the linked quarter and 14 basis points below the third quarter of 2011.

During the third quarter of 2012 the bank earned $4.4 million in non-interest income, compared to $4.8 million in the second quarter of 2012 and $5.7 million in the third quarter of 2011. Fee income declined from both the linked and year-ago quarters due to a lower level of activities which generate service charges as well as fluctuating equity markets levels, which reduced investment advisory fees. Compared to last year’s third quarter, third quarter 2012 non-interest income was also lower due to about $0.9 million in gains on certain assets held for sale in 2011.

The company again demonstrated its commitment to operational efficiency during the third quarter, even while continuing to invest in corporate initiatives to attract senior-level talent, introduce best practices and expand products and services. Non-interest expense totaled $20.0 million for the three months ended September 30, 2012, a reduction of $1.0 million, or 4.8 percent, from the second quarter of 2012 and virtually unchanged compared to the third quarter of 2011. Hudson Valley’s efficiency ratio was 69.3 percent in the third quarter, compared to 68.1 percent and 56.7 percent in the linked and year-ago quarters, respectively.

Hudson Valley’s unique core deposit base continued to expand in the third quarter of 2012. Core deposits, which exclude time deposits greater than $100,000, increased $111.3 million from the linked quarter to $2.5 billion, comprising 96 percent of total deposits. Stable and low-cost deposit funding remains the foundation of Hudson Valley’s commercial banking franchise.

Commercial Loan Portfolio

Growth in commercial and industrial (C&I) loans during the third quarter of 2012 demonstrates the company’s success in executing on its strategic plan to diversify its commercial loan base among new and existing customers in its metro New York markets. C&I balances grew to $266.1 million at September 30, 2012, a 15.1 percent increase from $231.1 million at June 30, 2012. C&I loans totaled $218.5 million at December 31, 2011 and $221.2 million at September 30, 2011.

The bank continues to reduce its overall concentration in commercial real estate (CRE) lending. At September 30, 2012, CRE represented 313.5 percent of risk-based capital, a level below the bank’s previously disclosed commitment to maintain its concentration of commercial real estate loans below 400 percent. CRE loans including construction and multi-family loans totaled $884.1 million on September 30, 2012, decreasing from $944.1 million at June 30, 2012, $1.2 billion at December 31, 2011 and $1.5 billion at September 30, 2011.

Portfolio Credit Quality

Overall portfolio trends continue to reflect a generally improving credit environment across Hudson Valley’s niche commercial franchise, while credit events specific to one customer relationship drove the linked quarter decline in asset quality.

Hudson Valley’s total nonperforming assets (NPAs), including nonaccrual loans, nonaccrual loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $42.6 million at September 30, 2012, compared to $39.6 million at June 30, 2012, $58.9 million at December 31, 2011 and $61.7 million at September 30, 2011. NPAs totaled 1.45 percent of total assets at September 30, 2012, compared to 1.40 percent at June 30, 2012, 2.11 percent at December 31, 2011 and 2.11 percent at September 30, 2011.

The linked quarter increase in nonperforming assets reflected the addition of classified credits totaling $6.5 million. The relationship associated with these credits has unique aspects and, therefore, we do not believe it is indicative of a general trend. The sale of $474 million in held-for-sale loans, including $27.8 million in nonperforming loans held-for-sale, significantly improved the bank’s key asset quality measures compared to December 31, 2011 and September 30, 2011.

Net charge-offs during the third quarter of 2012 were $4.3 million, $0.7 million lower than in the second quarter of 2012 and $2.1 million higher than in the third quarter of 2011. Net charge-offs for the third quarter of 2012 were primarily attributable to a single relationship, with impairment charges of $4.1 million. As a percentage of average loans, annualized net charge-offs were 1.16 percent in the third quarter of 2012, compared to 1.27 percent in the second quarter of 2012 and 0.47 percent in the third quarter of 2011.

The provision for loan losses was $3.7 million for the third quarter of 2012. Provision for loan losses was $1.9 million and $2.5 million in the linked and year-ago quarters, respectively.

The bank’s allowance for loan losses was $28.1 million at September 30, 2012, compared to $28.7 million at June 30, 2012, $30.7 million at December 31, 2011 and $42.2 million at September 30, 2011. Allowances measured 1.86 percent, 1.85 percent, 1.95 and 2.07 percent of total loans at each of those dates, respectively.

At September 30, 2012, classified assets represented 31.9 percent of risk-based capital. The company continues to target concentration levels for classified assets relative to risk-based capital below 25 percent.

$0.18 Cash Dividend Declared

Hudson Valley’s board of directors declared a cash dividend of $0.18 per share, payable to all common stock shareholders of record as of the close of business on November 13, 2012. The dividend will be payable on November 23, 2012.

Capital Strength

At September 30, 2012, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 17.4 percent, a Tier 1 risk-based capital ratio of 16.1 percent, and a Tier 1 leverage ratio of 9.4 percent.

Its Hudson Valley Bank subsidiary at September 30, 2012 recorded a total risk-based capital ratio of 17.2 percent, a Tier 1 risk-based capital ratio of 15.9 percent, and a Tier 1 leverage ratio of 9.2 percent.

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels applicable to banks under current regulations. Further, Hudson Valley Bank’s capital ratios at September 30, 2012 were in excess of the following internal minimum capital ratios established under the Bank’s capital plan submitted to the Office of the Comptroller of the Currency (“OCC”): total risk-based capital ratio of at least 13.0 percent, a Tier 1 risk-based capital ratio of at least 10.0 percent, and a Tier 1 leverage ratio of at least 8.5 percent.

Third Quarter and Nine Month Review

The company recorded net income for the three month period ended September 30, 2012 of $3.1 million or $0.16 per diluted share, a decrease of $5.4 million compared to net income of $8.5 million or $0.43 per diluted share for the same period in the prior year. Net income for the nine month period ended September 30, 2012 was $26.1 million or $1.33 per diluted share, an increase of $5.3 million compared to net income of $20.8 million or $1.06 per diluted share for the same period in the prior year. Per share amounts for the 2011 periods have been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2011.

The decrease in earnings for the three month period ended September 30, 2012, compared to the same period in the prior year, was primarily due to a $5.9 million decrease in net interest income, the anticipated result of excess liquidity remaining from the proceeds of the loan sales conducted in the first and second quarters of 2012. The loan sales were conducted as part of the company’s efforts to reduce the levels of nonperforming and other classified loans, and also to reduce the overall concentration in commercial real estate loans. In addition to the decrease in net interest income, net income for the third quarter of 2012 was lower, compared to the same period in the prior year, as a result of a higher provision for loan losses and lower fee income, partially offset by lower losses on sales and revaluations of loans and other real estate owned and slightly lower non interest expenses. The increase in earnings for the nine month period ended September 30, 2012, compared to the same period in the prior year, resulted primarily from pretax gain of $15.9 million resulting from the successful completion of $474 million of loan sales announced in the fourth quarter of 2011 and completed at the end of the first quarter of 2012. In addition to the gains on the loan sales, income for the nine month period ended September 30, 2012 was higher, compared to the same period in the prior year, due to a lower provision for loan losses, partially offset by lower net interest income, higher impairment charges on securities available for sale and slightly higher non interest expenses.

Total loans, excluding loans held for sale, decreased $47.9 million and $68.3 million during the three and nine month periods ended September 30, 2012 compared to the prior year end. The overall decrease was primarily the result of pay downs and payoffs of existing loans exceeding new production and additional loan sales conducted in the second quarter of 2012, partially offset by the purchase of adjustable rate residential loans in the first quarter of 2012, which were purchased as partial redeployment of proceeds from sales of loans held for sale. The company continues to provide lending availability to both new and existing customers.

Nonperforming assets decreased to $42.6 million at September 30, 2012, compared to $58.9 million at December 31, 2011. Overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is evidence that the current economic downturn may have begun to slowly turn around, higher than normal levels of delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during the first three quarters of 2012. Despite overall reductions in classified and nonperforming loans, the company’s loan portfolio continued to be adversely impacted by the effects of declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in some continuing weakness in the overall asset quality of the company’s loan portfolio. As a result of these factors, the company has continued to follow aggressive strategies for resolving problem assets and has maintained the allowance for loan loss at a higher than normal level. The provision for loan losses totaled $3.7 million and $7.0 million, respectively, for the three and nine month periods ended September 30, 2012, compared to $2.5 million and $9.5 million, respectively, for the same periods in the prior year. The 2012 provision is lower than in 2011 reflecting improvements achieved in the resolutions of classified and nonperforming loans, however, the provisions in both 2012 and 2011 are reflective of continued weakness in the overall economy, and the related effects of this weakness on the company’s overall asset quality.         .

Total deposits increased by $123.3 million during the nine month period ended September 30, 2012, compared to the prior year end. The company continued to emphasize its core deposit growth, while placing less emphasis on non core deposits including deposits which are obtained on a bid basis.

Liquidity from deposit growth and excess loan and investment repayments over new production was retained in the company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity contributed to significant margin compression. The net interest margin was 3.60 percent and 4.09 percent, respectively, for the three and nine month periods ended September 30, 2012, compared to 4.47 percent and 4.47 percent, respectively, for the same periods in the prior year. The company expects some additional net interest margin compression in future quarters due to maturing loans and investments being reinvested at lower interest rates and until redeployment of the excess proceeds from the recent loan sales and other maturing assets can be completed in a manner consistent with both the company’s risk management policies and the requirements of the OCC. Regardless of the timing of the aforementioned redeployment, if interest rates continue at current levels, we expect that additional downward pressure on net interest margin will continue.

As a result of the aforementioned activity in the company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income decreased by $6.1 million or 19.9 percent to $24.5 million for the three month period ended September 30, 2012, compared to $30.6 million for the same period in the prior year. Tax equivalent basis net interest income decreased by $6.5 million or 7.3 percent to $82.4 million for the nine month period ended September 30, 2012, compared to $88.9 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.4 million and $1.5 million, respectively, for the three and nine month periods ended September 30, 2012, compared to $0.6 million and $1.8 million, respectively, for the same periods in the prior year.

The company’s non interest income was $4.4 million and $29.5 million, respectively, for the three and nine month periods ended September 30, 2012. This represented a decrease of $1.3 million and an increase of $14.7 million, respectively, compared to $5.7 million and $14.8 million, respectively, for the same periods in the prior year. The decrease in the three month period ended September 30, 2012, compared to the same period in the prior year, resulted from lower service fees, lower investment advisory fees and lower net gains on sales and revaluations of assets. The increase in the nine month period ended September 30, 2012, compared to the same period in the prior year, resulted from a $15.9 million pretax gain on sales of loans completed in the first quarter of 2012 and higher other income, partially offset by lower service fees, lower investment advisory fees and higher impairment charges on securities available-for-sale. Investment advisory fee income was lower in 2012 primarily as a result of the effects of continued fluctuation in both domestic and international equity markets. Service charges decreased due to decreased activity. Pre-tax impairment charges on securities available for sale were $0.5 million for the nine month period ended September 30, 2012 and $0.3 million for the same period in the prior year. The impairment charges were related to the company’s investments in pooled trust preferred securities. Non interest income also included other gains of $0.9 million and $0.1 million, respectively, for the three and nine month periods ended September 30, 2011. These gains related to sales and revaluations of other real estate owned and loans held for sale.

Non interest expense was $20.0 million and $61.9 million, respectively, for the three and nine month periods ended September 30, 2012. This represented a decrease of $0.1 million or 0.5 percent and an increase of $0.7 million or 1.1 percent, respectively, compared to $20.1 million and $61.2 million, respectively, for the same periods in the prior year. The overall increase in non interest expense resulted primarily from an additional provision of $1.3 million related to the previously announced ongoing investigations by the Securities and Exchange Commission (SEC) and the Department of Labor (DOL) relating to issues surrounding the brokerage practices and policies and disclosures about such practices of the company’s investment advisory subsidiary, A.R. Schmeidler & Co., Inc. Based on ongoing discussions with the SEC and the DOL, the company believes it has substantially accrued for any penalties and related costs anticipated in the final resolution of this matter although, until final agreement is reached, the exact result cannot be determined. Other changes in non interest expense included decreases in costs associated with problem loan resolution and decreases in FDIC insurance, partially offset by increases in investments in technology and personnel to accommodate expanding risk management requirements and growth and the expansion of services and products available to new and existing customers.

Hudson Valley’s capital ratios remain significantly in excess of “well capitalized” levels generally applicable to banks under current regulations. At September 30, 2012, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 17.4 percent, a Tier 1 risk-based capital ratio of 16.1 percent, and a Tier 1 leverage ratio of 9.4 percent.

Non-GAAP Financial Disclosures and Reconciliation to GAAP

In addition to evaluating Hudson Valley Holding Corp’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the tangible equity ratio and tangible book value per share. Management believes these non-GAAP financial measures provide information useful to investors in understanding Hudson Valley Holding Corp’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks. Further, the tangible equity ratio and tangible book value per share are used by management to analyze the relative strength of Hudson Valley Holding Corp’s capital position.

In light of diversity in presentation among financial institutions, the methodologies used by Hudson Valley Holding Corp. for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions.

Conference Call

As previously announced, Hudson Valley will hold its quarterly conference call to review the company’s financial results on Wednesday, October 24, 2012 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6789; International (toll): + 1-412-317-6789.

All participants should dial in at least ten minutes prior to the call and request the “HVB Third Quarter Earnings Call.”

A replay of the call will be available one hour from the close of the conference through November 9, 2012 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference # 10019414;
International Toll: +1-412-317-0088 — Conference # 10019414.

Participants will be required to state their name and company upon entering call.

The company webcast will be available live at 10:00 AM ET, and archived after the call through its website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank.. Hudson Valley Bank is a Westchester based Bank with more than $2.9 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. Hudson Valley Bank specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NYSE under the ticker symbol “HVB” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2011 include, but are not limited to:

•	our ability to comply with the formal agreement entered into with the Office of the Comptroller of the Currency (the “OCC”) and any additional restrictions placed on us as a result of future regulatory exams or changes in regulatory policy implemented by the OCC or other bank regulators;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the Department of Labor (the “DOL”) and the possibility that our management’s attention will be diverted to the SEC and DOL investigations and settlement discussions and we will incur further costs and legal expenses;

•	the adverse effects on the business of A.R. Schmeidler & Co., Inc. and our trust department arising from a settlement with the SEC and DOL investigations;

•	our inability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment, Federal Reserve Board guidance, our Bank’s capital plan and other regulatory requirements applicable to Hudson Valley or Hudson Valley Bank ;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our inability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the minimum levels Hudson Valley Bank has set as its minimum capital levels in its capital plan provided to the OCC, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	potential liabilities under federal and state environmental laws;

•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended September 30, 2012 and 2011
Dollars in thousands, except per share amounts
	Three Months Ended
	September 30
	2012	2011
Interest Income:
Loans, including fees	$21,619	$28,641
Securities:
Taxable	2,902	2,778
Exempt from Federal income taxes	796	989
Federal funds sold	11	24
Deposits in banks	381	154
Total interest income	25,709	32,586

Interest Expense:
Deposits	1,393	2,226
Securities sold under repurchase agreements and other short-term borrowings	18	68
Other borrowings	183	254
Total interest expense	1,594	2,548

Net Interest Income	24,115	30,038
Provision for loan losses	3,723	2,536
Net interest income after provision for loan losses	20,392	27,502

Non Interest Income:
Service charges	1,454	1,671
Investment advisory fees	2,303	2,639
Recognized impairment charge on securities available for sale (includes $699 of total gains and $361 of total losses in 2012 and 2011, respectively, less $699 of gains and $242 of losses on securities available for sale, recognized in other comprehensive income in 2012 and 2011, respectively)	—	(119)
Realized gains on securities available for sale, net	—	8
Gains on sales and revaluations of loans and other real estate owned, net	—	946
Other income	596	569
Total non interest income	4,353	5,714

Non Interest Expense:
Salaries and employee benefits	11,366	11,296
Occupancy	2,121	2,217
Professional services	1,739	1,700
Equipment	1,071	1,101
Business development	545	452
FDIC assessment	811	553
Other operating expenses	2,382	2,771
Total non interest expense	20,035	20,090

Income Before Income Taxes	4,710	13,126
Income Taxes	1,576	4,618
Net Income	$3,134	$8,508

Basic Earnings Per Common Share (1)	$0.16	$0.44
Diluted Earnings Per Common Share (1)	$0.16	$0.43

(1) September 2011 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the nine months ended September 30, 2012 and 2011
Dollars in thousands, except per share amounts

	Nine Months Ended
	September 30
	2012	2011
Interest Income:
Loans, including fees	$73,197	$82,914
Securities:
Taxable	9,355	8,875
Exempt from Federal income taxes	2,792	3,300
Federal funds sold	28	73
Deposits in banks	735	519
Total interest income	86,107	95,681

Interest Expense:
Deposits	4,557	6,790
Securities sold under repurchase agreements and other short-term borrowings	85	172
Other borrowings	546	1,599
Total interest expense	5,188	8,561

Net Interest Income	80,919	87,120
Provision for loan losses	6,976	9,533
Net interest income after provision for loan losses	73,943	77,587

Non Interest Income:
Service charges	4,850	5,263
Investment advisory fees	7,213	7,998
Recognized impairment charge on securities available for sale (includes $594 of total gains and $1,318 of total losses in 2012 and 2011, respectively, less $1,122 of gains and $995 of losses on securities available for sale, recognized in other comprehensive income in 2012 and 2011, respectively)	(528)	(323)
Realized gains on securities available for sale, net	—	8
Gains on sales and revaluation of loans held for sale and other real estate owned, net	15,920	73
Other income	2,041	1,745
Total non interest income	29,496	14,764

Non Interest Expense:
Salaries and employee benefits	33,544	33,377
Occupancy	6,563	6,764
Professional services	5,646	4,902
Equipment	3,300	3,218
Business development	1,899	1,548
FDIC assessment	2,165	2,350
Other operating expenses	8,828	9,029
Total non interest expense	61,945	61,188

Income Before Income Taxes	41,494	31,163
Income Taxes	15,386	10,399
Net Income	$26,108	$20,764

Basic Earnings Per Common Share (1)	$1.33	$1.07
Diluted Earnings Per Common Share (1)	$1.33	$1.06

(1) September 2011 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
September 30, 2012 and December 31, 2011
Dollars in thousands, except per share and share amounts

	Sept 30	Dec 31
	2012	2011
ASSETS
Cash and non interest earning due from banks	$53,349	$43,743
Interest earning deposits in banks	778,025	34,361
Federal funds sold	12,517	16,425
Securities available for sale, at estimated fair value (amortized cost of $444,337 in 2012 and $503,584 in 2011)	447,453	507,897
Securities held to maturity, at amortized cost (estimated fair value of $11,627
in 2012 and $13,819 in 2011)	10,902	12,905
Federal Home Loan Bank of New York (FHLB) stock	4,827	3,831
Loans (net of allowance for loan losses of $28,107 in 2012 and $30,685 in 2011)	1,476,814	1,541,405
Loans held for sale	2,354	473,814
Accrued interest and other receivables	25,099	40,405
Premises and equipment, net	24,424	25,936
Other real estate owned	250	1,174
Deferred income tax, net	18,585	19,822
Bank owned life insurance	38,937	37,563
Goodwill	23,842	23,842
Other intangible assets	1,090	1,651
Other assets	10,574	12,896
TOTAL ASSETS	$2,929,042	$2,797,670

LIABILITIES
Deposits:
Non interest bearing	$997,251	$910,329
Interest bearing	1,551,359	1,514,953
Total deposits	2,548,610	2,425,282
Securities sold under repurchase agreements and other short-term borrowings	42,693	53,056
Other borrowings	16,438	16,466
Accrued interest and other liabilities	28,401	25,304
TOTAL LIABILITIES	2,636,142	2,520,108

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2012 and 2011, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
19,638,090 and 19,516,490 shares in 2012 and 2011, respectively	4,188	4,163
Additional paid-in capital	348,159	347,764
Retained earnings (deficit)	(2,968)	(18,527)
Accumulated other comprehensive income	1,085	1,726
Treasury stock, at cost; 1,299,414 shares in 2012 and 2011	(57,564)	(57,564)
TOTAL STOCKHOLDERS’ EQUITY	292,900	277,562

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,929,042	$2,797,670

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended September 30, 2012 and 2011

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended September 30,
		2012			2011
	-			-		-
(Unaudited)	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	(3)	Rate	Balance	(3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$696,798	$381	0.22%	$234,589	$154	0.26%
Federal funds sold	22,782	11	0.19%	39,971	24	0.24%
Securities: (1)
Taxable	367,206	2,902	3.16%	378,157	2,778	2.94%
Exempt from federal income taxes	86,429	1,224	5.66%	103,638	1,522	5.87%
Loans, net (2)	1,505,942	21,619	5.74%	1,928,888	28,641	5.94%
Total interest earning assets	2,679,157	26,137	3.90%	2,685,243	33,119	4.93%

Non interest earning assets:
Cash & due from banks	50,526			48,290
Other assets	146,062			135,965
Total non interest earning assets	196,588			184,255

Total assets	$2,875,745			$2,869,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$874,877	$841	0.38%	$999,130	$1,557	0.62%
Savings	125,759	146	0.46%	111,358	116	0.42%
Time	136,459	194	0.57%	163,830	357	0.87%
Checking with interest	383,258	212	0.22%	309,694	196	0.25%
Securities sold under repo & other s/t borrowings	48,082	18	0.15%	53,100	68	0.51%
Other borrowings	16,441	183	4.45%	23,652	254	4.30%
Total interest bearing liabilities	1,584,876	1,594	0.40%	1,660,764	2,548	0.61%

Non interest bearing liabilities:
Demand deposits	969,025			884,347
Other liabilities	31,204			25,770
Total non interest bearing liabilities	1,000,229			910,117

Stockholders’ equity (1)	290,640			298,617
Total liabilities and stockholders’ equity	$2,875,745			$2,869,498

Net interest earnings		$24,543			$30,571
Net yield on interest earning assets			3.66%			4.55%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the nine months ended September 30, 2012 and 2011

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Nine Months Ended September 30,
		2012			2011
	-		-	-		-
(Unaudited)	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	(3)	Rate	Balance	(3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$451,380	$735	0.22%	$253,829	$519	0.27%
Federal funds sold	18,707	28	0.20%	42,190	73	0.23%
Securities: (1)
Taxable	378,363	9,355	3.30%	359,008	8,875	3.30%
Exempt from federal income taxes	94,650	4,295	6.05%	109,837	5,077	6.16%
Loans, net (2)	1,692,823	73,197	5.77%	1,832,866	82,914	6.03%
Total interest earning assets	2,635,923	87,610	4.43%	2,597,730	97,458	5.00%

Non interest earning assets:
Cash & due from banks	48,748			46,501
Other assets	151,766			143,107
Total non interest earning assets	200,514			189,608

Total assets	$2,836,437			$2,787,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$904,794	$2,997	0.44%	$946,616	$4,699	0.66%
Savings	122,711	407	0.44%	112,907	358	0.42%
Time	140,774	659	0.62%	172,634	1,176	0.91%
Checking with interest	347,664	494	0.19%	293,660	557	0.25%
Securities sold under repo & other s/t borrowings	48,791	85	0.23%	46,102	172	0.50%
Other borrowings	16,450	546	4.43%	48,176	1,599	4.43%
Total interest bearing liabilities	1,581,184	5,188	0.44%	1,620,095	8,561	0.70%

Non interest bearing liabilities:
Demand deposits	938,938			848,834
Other liabilities	28,421			24,106
Total non interest bearing liabilities	967,359			872,940

Stockholders’ equity (1)	287,894			294,303
Total liabilities and stockholders’ equity	$2,836,437			$2,787,338

Net interest earnings		$82,422			$88,897
Net yield on interest earning assets			4.17%			4.56%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Third Quarter 2012
(Dollars in thousands, except per share amounts)

	3 mos end	3 mos end	9 mos end	9 mos end
	Sep 30	Sep 30	Sep 30	Sep 30
	2012	2011	2012	2011

Earnings:
Net Interest Income	$24,115	$30,038	$80,919	$87,120
Non Interest Income	$4,353	$5,714	$29,496	$14,764
Non Interest Expense	$20,035	$20,090	$61,945	$61,188
Net Income	$3,134	$8,508	$26,108	$20,764
Net Interest Margin	3.60%	4.47%	4.09%	4.47%
Net Interest Margin (FTE) (2)	3.66%	4.55%	4.17%	4.56%

Diluted Earnings Per Share (1)	$0.16	$0.43	$1.33	$1.06
Dividends Per Share (1)	$0.18	$0.18	$0.54	$0.46
Return on Average Equity	4.32%	11.33%	12.03%	9.38%
Return on Average Assets	0.44%	1.18%	1.23%	0.99%

Average Balances:
Average Assets	$2,874,634	$2,872,159	$2,838,448	$2,788,406
Average Net Loans	$1,505,942	$1,928,888	$1,692,823	$1,832,866
Average Investments	$453,635	$481,795	$473,013	$468,845
Average Interest Earning Assets	$2,678,046	$2,687,904	$2,637,934	$2,598,798
Average Deposits	$2,489,378	$2,468,359	$2,454,881	$2,374,651
Average Borrowings	$64,523	$76,752	$65,241	$94,278
Average Interest Bearing Liabilities	$1,584,876	$1,660,764	$1,581,184	$1,620,095
Average Stockholders’ Equity	$290,189	$300,338	$289,345	$295,084

Asset Quality — During Period:
Provision for loan losses	$3,723	$2,536	$6,976	$9,533
Net Charge-offs	$4,349	$2,276	$9,554	$6,332
Annualized Net Charge-offs/Avg Net Loans	1.16%	0.47%	0.75%	0.46%

(1) 2011 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) See Non-GAAP financial measures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Third Quarter 2012
(Dollars in thousands except per share amounts)

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2012	2012	2012	2011	2011

Period End Balances:
Total Assets	$2,929,042	$2,816,244	$2,805,276	$2,797,670	$2,922,257
Total Investments	$458,355	$467,623	$460,188	$520,802	$499,811
Net Loans	$1,476,814	$1,523,833	$1,609,199	$1,541,405	$1,993,658
Goodwill and Other Intangible Assets	$24,932	$25,119	$25,306	$25,493	$25,680
Total Deposits	$2,548,610	$2,439,848	$2,423,901	$2,425,282	$2,529,668
Total Stockholders’ Equity	$292,900	$292,599	$290,884	$277,562	$303,511
Tangible Common Equity (2)	$267,968	$267,480	$265,578	$252,069	$277,831
Common Shares Outstanding (1)	19,638,090	19,633,977	19,629,981	19,516,490	19,463,727
Book Value Per Share (1)	$14.91	$14.90	$14.82	$14.22	$15.59
Tangible Book Value Per Share (1) (2)	$13.65	$13.62	$13.53	$12.92	$14.27
Tangible Common Equity Ratio — HVHC (2)	9.2%	9.6%	9.6%	9.1%	9.6%

Tier 1 Leverage Ratio — HVHC	9.4%	9.6%	9.4%	8.8%	9.7%
Tier 1 Risk Based Capital Ratio — HVHC	16.1%	15.8%	15.0%	11.3%	12.7%
Total Risk Based Capital Ratio — HVHC	17.4%	17.0%	16.3%	12.6%	14.0%
Tier 1 Leverage Ratio — HVB	9.2%	9.5%	9.1%	8.4%	9.2%
Tier 1 Risk Based Capital Ratio — HVB	15.9%	15.6%	14.6%	10.8%	12.1%
Total Risk Based Capital Ratio — HVB	17.2%	16.8%	15.8%	12.1%	13.4%

Loan Categories (excluding Loans Held-For-Sale):
Commercial Real Estate	$583,653	$633,581	$705,603	$690,837	$817,998
Construction	91,241	96,211	106,698	110,027	145,682
Residential Multi-Family	209,192	212,655	225,428	227,595	507,145
Residential Other	322,841	346,489	343,044	287,233	305,058
Commercial and Industrial	266,118	231,140	222,485	218,500	221,208
Individuals	22,270	21,495	28,316	29,222	29,714
Lease Financing	12,373	14,015	13,187	12,538	13,036
Total Loans	$1,507,688	$1,555,586	$1,644,761	$1,575,952	$2,039,841

Asset Quality — Period End:
Allowance for Loan Losses	$28,107	$28,733	$31,856	$30,685	$42,150
Loans 31-89 Days Past Due Accruing	$7,557	$5,436	$10,250	$4,974	$8,737
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$0	$0	$0	$0
Nonaccrual Loans (NAL)	$42,305	$39,304	$27,859	$29,892	$58,537
Other Real Estate Owned (OREO)	$250	$250	$1,174	$1,174	$924
Nonperforming Loans Held For Sale (HFS)	$0	$0	$0	$27,848	$2,244
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$42,555	$39,554	$29,033	$58,914	$61,705
Allowance / Total Loans	1.86%	1.85%	1.94%	1.95%	2.07%
NAL / Total Loans	2.81%	2.53%	1.69%	1.90%	2.87%
NAL + 90 PD / Total Loans	2.81%	2.53%	1.69%	1.90%	2.87%
NAL + 90 PD + OREO / Total Assets	1.45%	1.40%	1.03%	1.11%	2.03%
Nonperforming Assets / Total Assets	1.45%	1.40%	1.03%	2.11%	2.11%

(1) Share and per share amounts for September 2011 have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Third Quarter 2012
(Dollars in thousands except per share amounts)

	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2012	2012	2012	2011	2011

Interest Income	$25,709	$27,120	$33,278	$32,936	$32,586
Interest Expense	1,594	1,612	1,982	2,197	2,548
Net Interest Income	24,115	25,508	31,296	30,739	30,038
Provision for Loan Losses	3,723	1,894	1,359	54,621	2,536
Non Interest Income	4,353	4,789	20,354	4,136	5,714
Non Interest Expense	20,035	21,034	20,876	18,967	20,090
Income (Loss) Before Income Taxes	4,710	7,369	29,415	(38,713)	13,126
Income Taxes (Benefit)	1,576	2,408	11,402	(15,812)	4,618
Net Income (Loss)	$3,134	$4,961	$18,013	($22,901)	$8,508

Diluted Earnings (Loss) per share (1)	$0.16	$0.25	$0.92	($1.17)	$0.43

Net Interest Margin	3.60%	3.93%	4.75%	4.60%	4.47%

Average Cost of Deposits (2)	0.22%	0.23%	0.28%	0.32%	0.36%

(1) Share and per share amounts for September 2011 have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) Includes noninterest bearing deposits

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP
(Dollars in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Total interest earning assets:
As reported	$2,678,046	$2,687,904	$2,637,934	$2,598,798
Unrealized gain on securities
available-for-sale (a)	(1,111)	2,661	2,011	1,068

Adjusted total interest earning assets (1)	$2,679,157	$2,685,243	$2,635,923	$2,597,730

Net interest earnings:
As reported	$24,115	$30,038	$80,919	$87,120
Adjustment to tax equivalency basis (b)	428	533	1,503	1,777

Adjusted net interest earnings (1)	$24,543	$30,571	$82,422	$88,897

Net yield on interest earning assets:
As reported	3.60%	4.47%	4.09%	4.47%
Effects of (a) and (b) above	0.06%	0.08%	0.08%	0.09%

Adjusted net yield on interest earning assets (1)	3.66%	4.55%	4.17%	4.56%

Average stockholders’ equity:
As reported	$290,189	$300,338	$289,345	$295,084
Effects of (a) and (b) above	(451)	1,721	1,451	781

Adjusted average stockholders’ equity (1)	$290,640	$298,617	$287,894	$294,303

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2012	2012	2012	2011	2011
-
Tangible Equity Ratio:
Total Stockholders’ Equity:
As reported	$292,900	$292,599	$290,884	$277,562	$303,511
Less: Goodwill and other intangible assets	24,932	25,119	25,306	25,493	25,680
Tangible stockholders’ equity	$267,968	$267,480	$265,578	$252,069	$277,831

Total Assets:
As reported	$2,929,042	$2,816,244	$2,805,276	$2,797,670	$2,922,257
Less: Goodwill and other intangible assets	24,932	25,119	25,306	25,493	25,680
Tangible assets	$2,904,110	$2,791,125	$2,779,970	$2,772,177	$2,896,577

Tangible equity ratio (2)	9.2%	9.6%	9.6%	9.1%	9.6%

Tangible Book Value Per Share:
Tangible stockholders’ equity	$267,968	$267,480	$265,578	$252,069	$277,831
Common shares outstanding	19,638,090	19,633,977	19,629,981	19,516,490	19,463,727
Tangible book value per share (2)	$13.65	$13.62	$13.53	$12.92	$14.27

(1) Adjusted total interest earning assets, net interest earnings, net yield on interest earning assets and average stockholders equity exclude the effects of unrealized net gains and losses on securities available for sale. These are non-GAAP financial measures. Management believes that this alternate presentation more closely reflects actual performance, as it is more consistent with the company’s stated asset/liability management strategies which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. As noted in the company’s 2012 Proxy Statement, net income as a percentage of adjusted average stockholders’ equity is one of several factors utilized by management to determine total compensation.

(2) Tangible equity ratio and tangible book value for share are non-GAAP financial measurements. Management believes these non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and are            used by management to analyze the relative strength of the company’s capital position.